STATEMENT OF REGISTERED INVESTMENT COMPANIES
PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT






	Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

	The premium for the 10 million dollar insured bond covering The Aquila Group of Funds has been paid through the period ending July 31, 2010.

Dated this 25th day of September, 2009.





                                  Total  Assets



							Fund Level		Min. Bond
Fund							07/31/09		Required
-----                                     ----------        ---------

Aquila Rocky Mountain Equity Fund		$10,702,714		$200,000

Aquila Three Peaks High Income Fund		197,385,075		 350,000

Capital Cash Management Trust			1,001			  50,000

Churchill Cash Reserves Trust			1,001			  50,000

Churchill Tax-Free Fund of Kentucky 	241,114,670		 600,000

Hawaiian Tax-Free Trust				748,080,960		 900,000

Narragansett Insured Tax-Free
   Income Fund					202,425,814	 	 600,000

Pacific Capital Cash Assets Trust		395,735,684		 750,000

Pacific Capital Tax-Free
   Cash Assets Trust				306,518,741		 750,000

Pacific Capital U.S. Government
   Securities Cash Assets Trust		893,223,622	     1,000,000

Tax-Free Fund For Utah 				268,523,175		 750,000

Tax-Free Trust of Colorado			230,693,451		 600,000

Tax-Free Trust of Arizona			310,912,948		 750,000

Tax-Free Trust of Oregon			447,051,827		 750,000
                                         ------------     ----------

						   $ 4,252,370,682   $ 8,100,000




					The Aquila Group of Funds


					/s/  Robert W. Anderson
					___________________________
       				Robert W. Anderson
   					Chief Compliance Officer